November 1, 2017

Crescent Capital Group LP

11100 Santa Monica Boulevard, Suite 2000

Los Angeles, CA 90025

Investment Advisory Agreement For Subadviser

(Harbor High-Yield Opportunities Fund)

Dear Sir or Madam:

Harbor Capital Advisors, Inc. (the “Adviser”), a Delaware corporation, with its principal offices at 111 South Wacker Drive, Chicago, Illinois 60606, is the investment adviser to Harbor Funds (the “Trust”) on behalf of Harbor High-Yield Opportunities Fund (the “Fund”). The Trust has been organized under the laws of Delaware to engage in the business of an investment company. The shares of beneficial interest of the Trust (“Shares”) are divided into multiple series including the Fund, as established pursuant to a written instrument executed by the Trustees of the Trust. The Trust is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Pursuant to authority granted the Adviser by the Trust’s Trustees, the Adviser has selected you to act as a subadviser of the Fund and to provide certain other services, as more fully set forth below. You are willing to act as such a subadviser and to perform such services under the terms and conditions hereinafter set forth, and you represent and warrant that you are an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”). Accordingly, the Adviser and the Trust on behalf of the Fund agree with you as follows:

1.	Delivery of Fund Documents. The Adviser has furnished you with copies, properly certified or authenticated, of each of the following:

(a)	Agreement and Declaration of Trust of the Trust, as in effect on the date hereof (the “Declaration of Trust”).

(b)	By-Laws of the Trust as in effect on the date hereof (the “By-Laws”).

(c)	Resolutions of the Trustees selecting the Adviser as investment adviser and you as a subadviser and approving the form of this Agreement.

The Adviser will furnish you from time to time with copies of all material amendments of or supplements to the foregoing. The Adviser agrees to furnish to you for your prior review those material sections of the prospectuses, proxy statements, reports to shareholders, and other Fund materials that are expected to be filed with the U.S. Securities and Exchange

CRESCENT CAPITAL GROUP LP

HARBOR HIGH-YIELD OPPORTUNITIES FUND

NOVEMBER 1, 2017

Commission (the “SEC”) that include information about you and which the Adviser has typically and historically provided to its investment subadvisers for prior review. In addition, the Adviser shall furnish to you copies of the Fund’s financial statements as filed with the SEC.

2.	Advisory Services. You will regularly provide the Fund with advice concerning the investment management of that portion of the Fund’s assets that are allocated to you, which advice shall be consistent with the investment objectives and policies of the Fund as set forth in the Fund’s then current Prospectus and Statement of Additional Information (as provided in writing to you by the Adviser from time to time) and any investment guidelines or other instructions received in writing from the Adviser (collectively, the “Guidelines”). In the event that there is a breach of one or more Guidelines solely as a result of changes in the prices or value of assets of the Fund brought about solely through movements in the market or by withdrawals from the Fund, you shall endeavor to reduce any holding which contravenes the restrictions set out in the Guidelines as soon as practicable, subject to always protecting the Fund’s interests and your duty of best execution. The Board of Trustees or the Adviser may, from time to time, make additions to and withdrawals from the assets of the Fund allocated to you. Notwithstanding the foregoing, the Adviser agrees that it will not make a recommendation to the Board of Trustees to engage any other subadviser to manage any portion of the Fund’s assets without your prior written consent unless your consent is withheld and the Adviser reasonably determines consistent with its fiduciary obligations that making such a recommendation would be in the best interests of the Fund. You will determine what securities shall be purchased for such portion of the Fund’s assets, what securities shall be held or sold by such portions of the Fund’s assets, and what portion of such assets shall be held uninvested, subject always to the provisions of the Trust’s Declaration of Trust and By-Laws, and to the investment objectives, policies and restrictions of the Fund, as each of the same shall be from time to time in effect as set forth in the Fund’s Prospectus and Statement of Additional Information, or any investment guidelines or other instructions received in writing from the Adviser, and subject, further, to such policies and instructions as the Board of Trustees may from time to time establish and deliver to you. In accordance with paragraph 5, you or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities with brokers or dealers selected by you for that portion of the Fund’s assets for which you serve as subadviser.

The Adviser or its agents will use best efforts to provide you with access to information regarding such matters as inflows to and outflows from the Fund and the cash requirements of, and cash available for investment in, the Fund.

The Adviser shall provide you with written statements of the Declaration of Trust; the By-Laws; the Fund’s written investment objectives and policies; the Prospectus and Statement of Additional Information and instructions, as in effect from time to time; and you shall have no responsibility for actions taken in reliance on any such documents. You will conform your conduct to, and will ensure that your management of the portion of the Fund’s assets allocated to you complies with, the Investment Company Act and Investment Advisers Act and all rules and regulations thereunder, the requirements for qualification of the Fund as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), all other applicable federal and state laws and regulations, and with

CRESCENT CAPITAL GROUP LP

HARBOR HIGH-YIELD OPPORTUNITIES FUND

NOVEMBER 1, 2017

the provisions of the Fund’s Registration Statement as amended or supplemented under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act.

You shall maintain written compliance policies and procedures that you reasonably believe are adequate to ensure the Fund’s compliance with the foregoing and that are reasonably designed to prevent yourself and the Fund from violating applicable federal securities laws. You agree to provide the Trust and the Adviser with such reports and certifications and with such access to your officers and employees that the Trust or Adviser may reasonably request for the purpose of assessing the adequacy of your compliance policies and procedures. You agree to notify the Adviser immediately upon detection of any breach of any of the Fund’s policies, guidelines or procedures and of any violation of any applicable law or regulation, including the Investment Company Act and the requirements of Subchapter M of the Code, relating to that portion of the Fund’s assets allocated to you. You also agree to notify us promptly upon detection of any material violations of your compliance policies and procedures that relate to the Fund or your activities as an investment adviser generally, such as when the violation could be considered material to your advisory clients.

You shall keep the Fund’s books and records to be maintained by you and shall timely furnish to the Adviser all information relating to your services hereunder needed by the Adviser to keep the other books and records of the Fund required by Rule 31a-1 under the Investment Company Act. You agree that all records which you maintain for the Fund are the property of the Fund and you shall surrender promptly and without any charge to the Fund any of such records required to be maintained by you.

The Adviser will be responsible for all class actions and lawsuits involving the securities held, or formerly held, by the Fund. You are not required to take any action or to render investment-related advice with respect to lawsuits involving the Fund, including those involving securities presently or formerly held by the Fund, or the issuers thereof, including actions involving bankruptcy. However, upon reasonable request, you shall assist the Adviser in evaluating and/or participating in a lawsuit by providing information regarding securities currently or formerly held by the Fund when that information would be more directly known by you.

In the performance of your duties hereunder, you are and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed to be an agent of the Trust or the Fund or of the Adviser. Your rights, powers, and duties under this Agreement shall be limited to those specifically set forth in this Agreement. You will make your officers and employees reasonably available to meet with the Trustees and the Trust’s or Adviser’s officers, in each case with reasonable notice, to review the investments and investment program of the portion of the Fund’s assets allocated to you in light of current and prospective economic and market conditions.

Nothing in this Agreement shall limit or restrict the right of any of your directors, officers and employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict your right to engage in any other business or to render service of any kind

CRESCENT CAPITAL GROUP LP

HARBOR HIGH-YIELD OPPORTUNITIES FUND

NOVEMBER 1, 2017

to any other corporation, firm, individual or association, except as specifically prescribed in Section 4. Actions or decisions regarding the Fund may be the same as or different from actions or decisions which you, or any of your affiliates, or any of your or their respective officers, directors, or employees may take with respect to other client accounts so long as you act in good faith.

3.	Allocation of Charges and Expenses. You will bear your own costs of providing services hereunder. You will not be required to pay any expenses of the Fund, which include but are not limited to legal fees and expenses of counsel to the Trust and the Trust’s independent trustees; insurance (including trustees’ and officers’ errors and omissions insurance); auditing and accounting expenses; taxes and governmental fees; listing fees; dues and expenses incurred in connection with membership in investment company organizations; fees and expenses of the Fund’s custodians, administrators, transfer agents, registrars and other service providers; expenses for portfolio pricing or valuation services by a pricing agent, if any; expenses of any service provider providing tax consulting services with respect to portfolio holdings of the Fund; expenses in connection with the issuance and offering of shares; expenses relating to investor and public relations; expenses of registering or qualifying securities of the Fund for public sale; brokerage commissions and other costs of acquiring or disposing of any portfolio holding of the Fund; expenses of preparation and distribution of reports, notices and dividends to shareholders; expenses of the dividend reinvestment plan; compensation and expenses of trustees; any litigation expenses; and costs of shareholders’ and other meetings.

4.	Compensation of the Subadviser.

(a) For all investment management services to be rendered hereunder, the Adviser will pay to you a fee, as set forth in Schedule A attached hereto, quarterly in arrears, based on a percentage of the average daily net assets (as defined below) of the portion of the Fund that you managed during the quarter. “Average daily net assets” means the average of the values placed on the net assets of the portion of the Fund that you managed on each day on which the net asset value of the Fund’s portfolio is determined. The net assets of the Fund are valued in the manner specified in the Fund’s Prospectus and Statement of Additional Information by the Fund’s custodian. If determination of the value of net assets is suspended for any particular business day, then for the purposes of this paragraph 4, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets. If the Fund’s custodian determines the value of the net assets of the Fund’s portfolio more than once on any day, the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this paragraph 4.

(b) You agree: (1) that the blended fee rate in basis points contracted hereunder with respect to the Fund will not exceed the blended fee rate in basis points contracted with a client with a Similar Account (defined below) that is the same or smaller in size than the Fund (including other accounts managed for the same client); and (2) that the actual annual dollar fee paid by any other client with a Similar Account of a larger size for whom you provide investment advisory services under an asset based fee arrangement will not be less than the actual annual dollar fee paid hereunder. In the event that the fee charged hereunder exceeds the fee charged to a Similar Account described in (1) or (2) above, you shall promptly notify the Adviser and

CRESCENT CAPITAL GROUP LP

HARBOR HIGH-YIELD OPPORTUNITIES FUND

NOVEMBER 1, 2017

the fee charged hereunder shall automatically be reduced to match the fee charged to such Similar Account from the time such fee is charged to such Similar Account. “Similar Account” shall mean an account that (a) is a pooled investment vehicle, (b) employs a substantially similar investment strategy to that utilized by the Fund (i.e., your high yield bond strategy and any successor to such strategy), and (c) does not include a performance or incentive fee arrangement as a component of its fee schedule. For the avoidance of doubt, this Section 4(b) shall not apply in respect of (1) any account or fee arrangement that was in place on or before the date of this Agreement, (2) separately managed accounts, (3) “fund-of-one” accounts where you or your affiliates provide a capital commitment in addition to your client’s investment (a “Fund-of-One Account”), (4) your or your affiliates invested capital in any fund or account you sponsor, manage or advise, and (5) any privately placed fund offered by you or your affiliates with liquidity less frequently than daily liquidity.

5.	Avoidance of Inconsistent Position and Brokerage. In connection with purchases or sales of portfolio securities for the account of the portion of the Fund allocated to you, neither you nor any of your directors, officers, employees or affiliates will act as a principal or agent or receive any compensation in connection with the purchase or sale of investment securities by the Fund, other than the compensation provided for in this Agreement, except as permitted by the Investment Company Act and approved by the Board of Trustees. You or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities for the portion of the Fund’s account allocated to you with brokers or dealers selected by you. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for the Fund the most favorable execution and net price available. However, you shall not be obligated to solicit competitive bids for each transaction or to seek the lowest available commission cost so long as you act in good faith and consistent with your obligation to seek the most favorable execution and net price available. It is also understood that it is desirable for the Fund that you have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, you are authorized, consistent with the provisions of Section 28(e) of the Securities Exchange Act of 1934, if applicable, to place orders for the purchase and sale of securities for the Fund with such certain brokers, subject to review by the Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to you in connection with your services to other clients. If any occasion should arise in which you give any advice to clients of yours concerning the Shares of the Fund, you will act solely as investment counsel for such clients and not in any way on behalf of the Fund.

You will advise the Trust’s custodian and the Adviser on a prompt basis of each purchase and sale of a portfolio security specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer and such other information as may be reasonably required. From time to time as the Board of Trustees or the Adviser may reasonably request, you will furnish to the Trust’s officers and to each of its Trustees reports on portfolio transactions and reports on issues of securities held in the portfolio, all in such detail as the Trust or the Adviser may reasonably request.

CRESCENT CAPITAL GROUP LP

HARBOR HIGH-YIELD OPPORTUNITIES FUND

NOVEMBER 1, 2017

On occasions when you deem the purchase or sale of a security to be in the best interest of the Fund as well as other of your clients, you, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, shall be made by you in the manner you consider to be the most equitable and consistent with your fiduciary obligations to the Fund and to such other clients.

6.	Limitation of Liability of Subadviser. You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Adviser in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part or from reckless disregard by you of your obligations and duties under this Agreement.

7.	Duration and Termination of this Agreement. This Agreement shall remain in force until November 1, 2019 and from year to year thereafter, but only so long as such continuance, and the continuance of the Adviser as investment adviser of the Fund, is specifically approved at least annually in the manner prescribed in the Investment Company Act and the rules and regulations thereunder, subject however, to such exemptions as may be granted by the SEC by any rule, regulation or order. This Agreement may, on 30 days’ written notice, be terminated at any time without penalties charged to the Fund, by the Board of Trustees, by vote of a majority of the outstanding voting securities of the Fund, by the Adviser, or by you. This Agreement will terminate immediately upon its assignment or the assignment of the investment advisory agreement between the Adviser and the Trust, on behalf of the Fund. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the Investment Company Act (particularly the definitions of “interested person”, “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject however, to such exemptions as may be granted by the SEC by any rule, regulations or order.

8.	Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by the Board of Trustees, including a majority of the Trustees who are not interested persons of the Adviser or you or of the Trust.

It shall be your responsibility to furnish to the Board of Trustees, upon the request of the Adviser or upon the request of the Board of Trustees, such information as may reasonably be necessary in order for the Trustees to evaluate this Agreement or any proposed amendments thereto for the purposes of casting a vote pursuant to paragraphs 7 or 8 hereof.

9.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

CRESCENT CAPITAL GROUP LP

HARBOR HIGH-YIELD OPPORTUNITIES FUND

NOVEMBER 1, 2017

10.	Miscellaneous. It is understood and expressly stipulated that neither the holders of Shares of the Trust or the Fund nor the Trustees shall be personally liable hereunder. The name “Harbor Funds” is the designation of the Trustees for the time being under the Declaration of Trust and all persons dealing with the Trust or the Fund must look solely to the property of the Trust or the Fund for the enforcement of any claims against the Trust or the Fund as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust or the Fund. No series of the Trust shall be liable for any claims against any other series or assets of the Trust.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.	Notices. All communications and notices required or permitted to be sent under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or other electronic means (which is confirmed), by registered or certified mail (postage prepaid, return receipt requested) or by overnight delivery service to the addresses set forth below or other such address as either party may specify in writing to the other.

If to the Adviser:

Harbor Capital Advisors, Inc.

111 South Wacker Drive, 34th Floor

Chicago, Illinois 60606

Attn: General Counsel

Telephone: (312) 443-4400

If to the subadviser:

Crescent Capital Group LP

11100 Santa Monica Boulevard, Suite 2000

Los Angeles, CA 90025

Attn: General Counsel

Telephone: (310) 235-5900

12.	Prohibition on Consulting with other Subadvisers. You are not permitted to consult with any other subadviser to Harbor Funds with respect to transactions by the Fund in securities or other assets.

13.

Confidentiality. You shall maintain all non-public information regarding the Fund’s portfolio, including the list of portfolio securities held by the Fund, which you receive or have access to in the course of performing your duties hereunder as strictly confidential. You shall not disclose or disseminate such non-public information to any third party unless such disclosure is approved in writing by the Fund or the Adviser, is otherwise required by law, or is disclosed

CRESCENT CAPITAL GROUP LP

HARBOR HIGH-YIELD OPPORTUNITIES FUND

NOVEMBER 1, 2017

to your attorneys, accountants, officers, directors or other representatives so long as such individuals have been advised that such information is non-public and agree or are under a professional obligation to maintain such non-public information as confidential. You shall not use your knowledge of non-public information regarding the Fund’s portfolio as a basis to place or recommend any securities transactions for your own benefit to the detriment of the Fund. The Adviser, the Board of Trustees and the Fund shall maintain all non-public information regarding you, which they receive or have access to in the connection with this Agreement as strictly confidential. None of the Adviser, the Board of Trustees nor the Fund shall disclose or disseminate such non-public information to any third party unless such disclosure is approved in writing by you, is otherwise required by law or is disclosed to their respective attorneys, accountants, officers, directors or other representatives so long as such individuals have been advised that such information is non-public and agree or are under a professional obligation to maintain such non-public information as confidential.

14.	Use of Names. Neither party shall use the name, trademark or trade name of the other party or any of its affiliates or refer to the existence of this Agreement in any advertising, promotional or other material, whether in written, electronic or other form, distributed to any unaffiliated third party without obtaining specific prior written approval of the non-disclosing party. Notwithstanding the foregoing, you agree that the Adviser may use your name in advertising, promotional or other material related to the Fund; provided, however, that you have been given a reasonable opportunity to review and approve such material; and further provided that to the extent that you have reviewed and approved such materials, the Adviser shall be entitled to update such materials with statistical data without seeking your prior approval.

[Signatures appear on the following page]

CRESCENT CAPITAL GROUP LP

HARBOR HIGH-YIELD OPPORTUNITIES FUND

NOVEMBER 1, 2017

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return one such counterpart to the Fund and the other such counterpart to the Adviser, whereupon this letter shall become a binding contract.

HARBOR FUNDS ON BEHALF OF
HARBOR HIGH-YIELD OPPORTUNITIES FUND

By:

HARBOR CAPITAL ADVISORS, INC.

By:

The foregoing Agreement is hereby accepted as of the date thereof.

CRESCENT CAPITAL GROUP LP

By:
Name:
Title: